Exhibit 2.1

DEBT AND EQUITY PURCHASE AGREEMENT

BY

AND

AMONG

CCG OF CALIFORNIA, LLC,

HHBF, INC.

AND

MEDCATH FINANCE COMPANY, LLC

Dated as of June 30, 2012

Table of Contents

ARTICLE I	DEFINITIONS		1
	1.1	Definitions	1
	1.2	Interpretation	11
	1.3	Schedules	12
ARTICLE II	SALE AND PURCHASE		12
	2.1	Transfer of Equity Interest	12
	2.2	Transfer of Finco Obligations	12
	2.3	Purchase Price for Equity Interest	12
	2.4	Payment for Finco Obligations	13
	2.5	Interim Equity Purchase Price	13
	2.6	Final Equity Purchase Price	13
	2.7	Dispute of Adjustments/Reconciliation of Final Equity Purchase Price	13
	2.8	Allocation of Total Payment	14
	2.9	Accounting Staff and Access	14
ARTICLE III	CLOSING		14
	3.1	Closing	14
	3.2	Actions of Buyer at Closing	14
	3.3	Actions of Seller and Finco at Closing	15
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER		16
	4.1	Organization, Qualification and Capacity	16
	4.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc	17
	4.3	Binding Agreement	17
	4.4	Sufficient Resources	17
	4.5	Litigation	17
	4.6	Buyer Acknowledgements	17
	4.7	Statements True and Correct	17
	4.8	No Other Representations and Warranties	18
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER		18
	5.1	Organization, Qualification and Capacity of Seller	18
	5.2	Capitalization	18
	5.3	Powers; Consents; Absence of Conflicts with Other Agreements, Etc	18
	5.4	No Outstanding Rights	19
	5.5	Binding Agreement	19
	5.6	Organization and Qualification of Company	19
	5.7	Affiliates and Minority Interests	19
	5.8	Company Financial Information	19
	5.9	Company’s Permits and Approvals	20
	5.10	Intellectual Property	20
	5.11	Medicare Participation/Accreditation	21
	5.12	Regulatory Compliance	22
	5.13	Hospital Contracts	22
	5.14	Encumbrances; Real Property	23
	5.15	Personal Property	24

	5.16	Insurance	24
	5.17	Employee Benefit Plans	25
	5.18	Hospital Employees and Employee Relations	26
	5.19	Litigation or Proceedings	26
	5.20	Tax Matters	27
	5.21	Environmental Matters	27
	5.22	Absence of Changes	28
	5.23	Medical Staff Bylaws	29
	5.24	Hospital Assets	29
	5.25	Software Applications and Data Subscriptions	29
	5.26	URLs	29
	5.27	Information Privacy and Security	29
	5.28	Physician Ownership; Hospital Beds	29
	5.29	No Breach of Operating Agreement	29
	5.30	Statements True and Correct	29
	5.31	No Other Representations and Warranties	29
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF FINCO		30
	6.1	Incorporation, Qualification and Capacity of Finco	30
	6.2	Title	30
	6.3	Finco Loan Documents	30
	6.4	Security Interests	30
	6.5	Powers; Consents; Absence of Conflicts with Other Agreements, Etc	30
	6.6	No Outstanding Rights	31
	6.7	Binding Agreement	31
	6.8	Statements True and Correct	31
	6.9	No Other Representations and Warranties	31
ARTICLE VII	COVENANTS OF BUYER		31
	7.1	Notification of Certain Matters	31
	7.2	Approvals	32
	7.3	Third-Party Consents	32
ARTICLE VIII	COVENANTS OF SELLER AND FINCO		32
	8.1	Information	32
	8.2	Operations	33
	8.3	Notification of Certain Matters	33
	8.4	Additional Financial Information	33
	8.5	No-Shop Clause	33
ARTICLE IX	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		34
	9.1	Compliance With Covenants	34
	9.2	Action/Proceeding	33
	9.3	Representations and Warranties	33
	9.4	Approvals	34
	9.5	Amounts Due to Seller	34
ARTICLE X	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		35
	10.1	Compliance with Covenants	35
	10.2	Pre-Closing Confirmations	35

	10.3	Action/Proceeding	35
	10.4	Representations and Warranties	35
	10.5	Transition Services Agreement	35
	10.6	Resignation	35
	10.7	Title Insurance	36
	10.8	Consents and Approvals	36
	10.9	Minimum Cash Amount	36
ARTICLE XI	ADDITIONAL AGREEMENTS		36
	11.1	Termination Prior to Closing	36
	11.2	Assignment of Employment Agreements	37
	11.3	Buyer Preservation and Seller Access to Records After the Closing	37
	11.4	Reproduction of Documents	37
	11.5	Tax Matters	38
	11.6	Consented Assignment and Permits	39
	11.7	Transition Services Agreement	39
	11.8	Insurance	39
	11.9	Cessation of Contractual Benefits and Withdrawal from MedCath Employee Benefit Plans	40
	11.10	Rights to Use Policies and Procedures	40
	11.11	Payment of Additional Outstanding Expenses	40
	11.12	Casualty	41
ARTICLE XII	REMEDIES; LIMITATION ON DAMAGES		41
	12.1	No Survival Period	41
	12.2	Limitation on Damages	42
	12.3	Specific Performance	42
ARTICLE XIII	SPECIFIC INDEMNITY RELATING TO DOJ INVESTIGATION		42
	13.1	Indemnification by Seller	42
	13.2	Notice and Control of Litigation	42
	13.3	Exclusive Remedy	42
	13.4	Mitigation	43
	13.5	Payment	43
	13.6	Tax Treatment of Indemnification Payments	43
ARTICLE XIV	GENERAL		43
	14.1	Consents, Approvals and Discretion	44
	14.2	Legal Fees and Costs	44
	14.3	Choice of Law; Arbitration; Damages	44
	14.4	Benefit; Assignment	44
	14.5	Effective Time; Accounting Date	45
	14.6	No Brokerage	45
	14.7	Cost of Transaction	45
	14.8	Confidentiality	45
	14.9	Press Release	46
	14.10	Waiver of Breach	46
	14.11	Notice	46
	14.12	Severability	47

14.13	No Inferences	47
14.14	Divisions and Headings of this Agreement	47
14.15	No Third-Party Beneficiaries	47
14.16	Tax and Medicare Advice and Reliance	47
14.17	Entire Agreement; Amendment	48
14.18	Knowledge	48
14.19	Multiple Counterparts	48
14.20	Right to Take Action	48
14.21	Further Assurances; Cooperation	48
14.22	Guaranty of Buyer’s Obligations	49
14.23	Guaranty of Seller’s and Finco’s Obligations	49

LIST OF SCHEDULES

Schedule 1.1A	Net Working Capital
Schedule 1.1B	Finco Obligations
Schedule 1.1C	Leased Real Property
Schedule 1.1D	Owned Real Property
Schedule 2.8	Allocation Schedule
Schedule 2.9	Accounting Employees
Schedule 4.2	Required Approvals for Buyer
Schedule 5.1	Outstanding Corporate Approvals
Schedule 5.2	Capitalization
Schedule 5.3	Required Approvals and Permits for Seller and the Company
Schedule 5.4	Outstanding Rights
Schedule 5.6	Operating Agreement
Schedule 5.7	Affiliates of Company
Schedule 5.8	Historical Financial Information
Schedule 5.9	Company’s Permits and Approvals
Schedule 5.10(c)	Intellectual Property
Schedule 5.10(d)	Intellectual Property Disputes
Schedule 5.10(e)	Sufficiency of Intellectual Property
Schedule 5.11	Medicare Participation/Accreditation
Schedule 5.12	Regulatory Compliance
Schedule 5.13	Hospital Contracts
Schedule 5.14(a)	Permitted Encumbrances
Schedule 5.14(c)	Real Property Matters
Schedule 5.16	Insurance
Schedule 5.17	Employee Benefit Plans
Schedule 5.18(a)	Labor Disputes
Schedule 5.18(b)	Hospital Employees
Schedule 5.18(c)	Bonuses
Schedule 5.19	Litigation or Proceedings
Schedule 5.20	Tax Matters
Schedule 5.21	Environmental Matters
Schedule 5.22	Changes
Schedule 5.24	Hospital Assets
Schedule 5.25	Software Applications and Data Subscriptions
Schedule 5.26	URLs
Schedule 5.27	Information Privacy and Security
Schedule 6.5	Required Approvals and Permits for Finco
Schedule 6.6	Outstanding Rights to Finco Obligations
Schedule 8.2	Operating Covenants

Schedule 10.8	Required Consents
Schedule 11.2	Assignment of Employment Agreements
Schedule 11.9	MedCath Plans
Schedule 14.18	Persons with Knowledge

LIST OF EXHIBITS

Exhibit A	Domain Name Assignment Agreement

Exhibit B	Limited Liability Company Agreement

Exhibit C	Service Mark Assignment Agreement

Exhibit D	Transition Services Agreement

DEBT AND EQUITY PURCHASE AGREEMENT

THIS DEBT AND EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2012 by and among CCG of California, LLC, a Delaware limited liability company (“Buyer”), HHBF, INC., a North Carolina corporation (“Seller”), and MEDCATH FINANCE COMPANY, LLC, a North Carolina limited liability company (“Finco”).

W I T N E S S E T H:

WHEREAS, Seller owns a 53.31% membership interest (“Equity Interest”) in Heart Hospital of BK, LLC, a North Carolina limited liability company (the “Company”);

WHEREAS, the Company owns and operates Bakersfield Heart Hospital located in Bakersfield, California (the “Hospital”);

WHEREAS, Finco is an Affiliate of Seller and has made certain loans to the Company as evidenced by the Finco Loan Documents; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s Equity Interest upon the terms and subject to the conditions set forth on this Agreement.

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used herein the terms below shall have the following meanings:

“AAA” has the meaning set forth in Section 14.3(b).

“Accounting Employees” has the meaning set forth in Section 2.9.

“Additional Financial Statements” has the meaning set forth in Section 8.4.

“Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, with respect to the Company and Seller, “Affiliate” shall not include any direct or indirect equityholder, officer or director of MC; and provided further that, with respect to the Company, “Affiliate” shall not include any member of the Company other than Seller.

“Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.

“Allocation Schedule” has the meaning set forth in Section 2.8.

“Applicable Rate” means the “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the Closing Date.

“Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity.

“Available Cash” means (i) the amount of cash held by the Company as of the Effective Time as reflected on its general ledger; minus (ii) the Minimum Cash Amount; minus (iii) the amount, if any, of the Budget Neutrality Receivable actually received by the Company prior to the Effective Time; plus (iv) the amount by which Net Working Capital as of the Effective Time exceeds $8,500,000, if applicable; minus (v) the amount by which Net Working Capital as of the Effective Time is less than $7,000,000, if applicable; provided that, with respect to the Interim Available Cash Calculation, the foregoing items (other than the Minimum Cash Amount) shall be determined as of the Interim Balance Sheet Date. For purposes of the Interim Equity Purchase Price and the Final Equity Purchase Price, Available Cash shall be reduced by $561,246.35 for the premiums related to the purchase of medical malpractice “prior acts” policy being purchased by the Company in connection with the Closing.

“Baseline Balance Sheet” has the meaning set forth in Section 5.8(a)(i).

“Baseline Balance Sheet Date” means March 31, 2012.

“Budget Neutrality Receivable” means the amount due to the Company from the Centers for Medicare and Medicaid Services with respect to the rural floor budget neutrality adjustment, pursuant to the settlement agreement dated as of April 5, 2012 by and among the Company, the Centers for Medicare and Medicaid Services, the United States Department of Health and Human Services, the Secretary of Health and Human Services and certain other providers.

“Building and Systems” has the meaning set forth in Section 5.14(e).

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer’s Guarantor” means Cardiovascular Care Group, Inc., a Delaware corporation, the ultimate parent company of Buyer.

“Buyer Indemnified Parties” has the meaning set forth in Section 13.1.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MC representing fifty percent (50%) or more of the total voting power represented by MC’s then outstanding voting securities; (ii) a merger or consolidation in which MC is a party and in which the equityholders of MC before such merger or consolidation do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting equity interests of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MC or its Affiliates of all or substantially all of MC’s assets or those of its Affiliates existing as of the date hereof (excluding the Hospital) either to a single or multiple buyers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MC’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” means the balance sheet of the Company in respect of the Hospital as of the Effective Time. The Closing Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.8), applied on a basis consistent with the Baseline Balance Sheet.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the recitals hereto.

“Company Board Resolutions” means resolutions duly adopted by the Board of Directors of the Company, certified as true and in full force and effect as of Closing by an appropriate officer of the Company, (a) authorizing and approving the provision of adult neurological and orthopedic care and surgery and wound care treatment services at the Hospital, (b) ratifying the prior actions of Seller as Manager of the Hospital and (c) approving the Replacement Policies.

“Company Member Resolutions” means resolutions duly adopted by the members of the Company, certified as true and in full force and effect as of Closing by an appropriate officer of the Company, authorizing and approving (a) the purchase of the Equity Interest by Buyer, (b) the waiver of any and all rights of first refusal with respect to the Equity Interest, (c) the substitution of Buyer for Seller as Manager of the Company, (d) a change in the Company’s domicile to Delaware and the execution delivery and filing of all documents and the taking of all actions necessary and appropriate to effect such change of domicile, and (e) the Limited Liability Company Agreement in the form attached hereto as Exhibit A (the “Limited Liability Company Agreement”) as the limited liability company agreement of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 14.8.

“Contract” means any binding written or oral contract, commitment, instrument, lease, or other arrangement or agreement.

“Contract Party” has the meaning set forth in Section 5.13.

“Domain Name Assignment Agreement” means a domain name assignment agreement between MedCath, Company, and Buyer in the form attached hereto as Exhibit A.

“DOJ” means the United States Department of Justice.

“DOJ Investigation” means the investigation arising out of the letter from the DOJ dated September 17, 2010 notifying MC of DOJ’s investigation of certain MC hospitals, including the Hospital, regarding implantable cardioverter defibrillator (“ICD”) implantations relating to DOJ’s claim that the Hospital may have submitted claims for ICDs and related services that were excluded from Medicare coverage because they were allegedly not medically indicated and/or otherwise violated Medicare payment policy.

“Effective Time” has the meaning set forth in Section 14.5.

“Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.

“Environmental Condition” as to either party, means any event, circumstance or conditions related in any manner whatsoever to: (i) the current or past presence or spill, emission, discharge, disposal, release or threatened release of any hazardous, infectious or toxic substance or waste (as defined by any applicable Environmental Laws) or any chemicals, substances, wastes, pollutants, petroleum, petroleum products or oil (“Hazardous Materials”), into the environment; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the Real Property; or (iii) the placement of structures or Hazardous Materials into waters of the United States; or (iv) the presence of any Hazardous Materials in any building, structure or workplace or on any portion of the Real Property; or (v) any violation of Environmental Laws at or on any part of the Real Property, or arising from the activities of the Company or any Affiliate of Seller at the Hospital, involving Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or the environment, including, without limitation, the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”); the Clean Air Act, as amended, 42 U.S.C § 7401, et seq. (“CAA”); the Federal Water Pollution Control Act (a/k/a the Clean Water Act), as amended, 33 U.S.C. §1251, et seq. (“CWA”); the Oil Pollution Act of 1990, as amended, 33 U.S.C. §2701, et seq. (“OPA”); the Safe Drinking Water Act, as amended, 42 U.S.C. §300f, et seq. (“SDWA”); the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq. (“TSCA”); and the Occupational Safety and Health Act, as amended, 29 U.S.C. § 600, et seq. (“OSHA”); and all other Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.

“Equity Interest” has the meaning set forth in the recitals hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Controlled Group” means a group of Persons considered to be aggregated with each other pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Excluded Contracts” has the meaning set forth in Section 11.9.

“Exhibits” means the exhibit(s) to this Agreement.

“Final Available Cash Calculation” means a calculation of the Available Cash as of the Effective Time.

“Final Equity Purchase Price” means an amount equal to (i) Seven Million Twenty-Six Thousand Seven Hundred Forty Dollars ($7,026,740) plus (ii) Seller’s Share of Final Available Cash.

“Final NWC Calculation” means a calculation of the Net Working Capital as of the Effective Time. The Final NWC Calculation shall be prepared using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1A.

“Financing Obligations” means the capital lease obligations of the Company under capital leases identified on Schedule 5.13 and the long term indebtedness of the Company outstanding under the loans identified on Schedule 5.13.

“Finco” has the meaning set forth in the Preamble hereto.

“Finco Loan Documents” means the loan agreement, promissory note, mortgage, deed of trust, security agreement and related documents documenting the Finco Obligations as listed on Schedule 1.1B.

“Finco Obligations” shall mean the aggregate amount of indebtedness of the Company (including current maturities thereof) outstanding under the Finco Loan Documents as identified on Schedule 1.1B in accordance with GAAP. The amount of Finco Obligations as of March 31, 2012 is set forth on Schedule 1.1B.

“Finco Obligations Purchase Price” means the outstanding amount of principal and accrued but unpaid interest due to Finco under the Finco Loan Documents as of the Effective Time; provided that the Finco Obligations Purchase Price shall not include the “MedCath Working Capital Loan” amount that is included in Net Working Capital.

“FIRPTA” means the Foreign Investment Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as modified as described in Schedule 5.8 and applied by the Company consistently throughout the periods involved and in accordance with the Company’s prior practices and policies.

“Government Programs” means the federal Medicare, all applicable state Medicaid, TRICARE and successor programs.

“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Materials” has the meaning set forth in the definition of Environmental Condition.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (commonly referred to as the “HITECH Act”), and the regulations promulgated under the foregoing from time to time by the United States Department of Health and Human Services, each as amended.

“Historical Financial Information” has the meaning set forth in Section 5.8(a).

“Hospital” has the meaning set forth in the recitals hereto.

“Hospital Assets” means all assets of every description, whether real, personal or mixed, tangible or intangible, owned, leased, or licensed by the Company or any Affiliates on the Closing Date that are held for use or used primarily in the business of the Hospital.

“Hospital Contracts” has the meaning set forth in Section 5.13.

“Hospital Employees” has the meaning set forth in Section 5.18(b).

“IBNR” means the liabilities of the Company for incurred but not reported for medical, dental, self-insured workers compensation, or other claims, attributable to employees of the Company or other individuals, pursuant to any Plan of the Company.

“Indemnified Buyer Parties” has the meaning set forth in Section 13.1.

“Indemnifiable Losses” shall mean all amounts that are (i) paid to a Governmental Entity of the United States Federal government, whether by way of reimbursement, fines or penalties, (ii) based upon claims made by the DOJ under the False Claims Act, (iii) resulting from the DOJ Investigation, together with court costs and reasonable attorneys’ fees actually incurred by a Buyer Indemnified Party.

“Information Privacy and Security Laws” means HIPAA, any state laws requiring notification upon unauthorized use or disclosure of any personally identifiable information, and any other federal and state laws and regulations concerning the possession, use, disclosure of, or access to, or otherwise regarding, the privacy or security of information about individuals.

“Insurance Policies” has the meaning set forth in Section 5.16.

“Intellectual Property” means, to the extent held or used primarily or exclusively in the business or operation of the Hospital, patents, trademarks, trade names, service marks, copyrights and any applications therefor (whether or not registered), domain names and URLs, including all Third Party Intellectual Property.

“Interim Available Cash Calculation” means a calculation of the Available Cash as of the Interim Balance Sheet Date.

“Interim Balance Sheet” means the balance sheet of the Company in respect of the Hospital as of the Interim Balance Sheet Date. The Interim Balance Sheet shall be prepared in accordance with GAAP (except as provided in Section 5.8), applied on a basis consistent with the Baseline Balance Sheet.

“Interim Balance Sheet Date” means the most recently ended calendar month prior to the Closing Date for which financial statements are available for the Company in respect of the Hospital.

“Interim Equity Purchase Price” means an amount equal to (i) Seven Million Twenty-Six Thousand Seven Hundred Forty Dollars ($7,026,740) plus (ii) Seller’s Share of Interim Available Cash.

“Interim NWC Calculation” means a calculation of the Net Working Capital as of the Interim Balance Sheet Date. The Interim NWC Calculation shall be prepared using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1A.

“Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.

“Leased Real Property” means all real property subject to a leasehold or subleasehold estate (and in which the Company is the tenant or subtenant) held or used primarily or exclusively in the business or operation of the Hospital described on Schedule 1.1C, which constitutes all leasehold or subleasehold interests held by the Company and used primarily or exclusively in the business or operation of the Hospital.

“Licensed Software and Data” means all computer software programs (including applications, database management systems, mobile apps, tools, and utilities), and all subscriptions for data in electronic format, used or held for use in the conduct of the business of the Hospital or otherwise possessed by the Company, in each case which is material to the operation of the business of the Hospital, and in each case regardless of whether installed at the Hospital, hosted by a third party, or hosted by the vendor thereof, but excluding Off-the-Shelf Software and software that is licensed by MC or MedCath.

“Licensed Web Site Content” means any content published or displayed on any website to the extent the Company does not own all right, title, and interest in and to such content.

“Limited Liability Company Agreement” has the meaning set forth in the definition of Company Member Resolutions.

“Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, property, financial condition or results of operations of the Company, the Hospital or its material assets, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) the global or national economy generally or capital financial markets, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement, or the other agreements contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Law or GAAP or the enforcement or interpretation thereof, (iv) any actions expressly permitted to be taken pursuant to this Agreement or taken with the specific written consent of or at the written request of Buyer, and (v) earthquakes, hurricanes, or other natural disasters or acts of God; provided, however, that any fact, circumstance, event, change, effect or occurrence referred to in clauses (i)(A) or (B) or (iii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, circumstance, development, condition, occurrence, state of facts, change or effect has a disproportionate effect on the Company or the Hospital compared to other participants in the industries in which the Company or the Hospital operates.

“MC” means MedCath Corporation, a Delaware corporation.

“MedCath” means MedCath Incorporated, a North Carolina corporation.

“MedCath Plans” has the meaning set forth in Section 11.9.

“Medicaid” means Title XIX of the Social Security Act.

“Medicare” means Title XVIII of the Social Security Act.

“Minimum Cash Amount” means an amount equal to $1,000,000.

“Net Working Capital” means, as of the date of determination, an amount equal to the following with respect to the Company, in each instance as determined in accordance with GAAP, consistently applied: (a) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Total Accounts Receivable,” which shall exclude the Budget Neutrality Receivable; (ii) “Medical Supplies Inventory”; and (iii) “Prepaid Expenses and Other Assets” (which shall exclude any premiums related to the purchase of medical malpractice “prior acts” policy being purchased by the Company in connection with the

Closing); less (b) the sum of all the amounts reflected in the entries (or line items) on the applicable balance entitled (i) “Accounts Payable” (but excluding, for avoidance of doubt, any amounts included within the Finco Obligations); (ii) “Accrued Salaries and Bonuses”; (iii) “Other Accrued Liabilities,” which shall include the IBNR, and (iv) “MedCath Working Capital Loan.” For avoidance of doubt, the parties agree that the amounts reflected in the entries (or line items) on the applicable balance sheet entitled “Guaranteed Reserve Asset” and “Guaranteed Reserve Liability,” if applicable, shall not be considered in determining Net Working Capital. Net Working Capital shall be prepared in accordance with GAAP (except as provided in Schedule 5.8), applied (including, for avoidance of doubt, with respect to IBNR) on a basis consistent with past practices using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1A. The Net Working Capital as of March 31, 2012 is set forth on Schedule 1.1A.

“Off-the-Shelf Software” means computer software used or held for use in the conduct of the business of the Hospital or otherwise possessed by Company that (i) is subject to a shrink-wrap or break-the-seal license agreement included on or with the physical media on which the software was delivered or a software license agreement presented on-screen and accepted when the software was downloaded to or installed on computer equipment by the Company, (ii) is licensed for use on a single workstation or by a single user, (iii) is licensed in perpetuity (subject to customary termination provisions); and (iv) as to which the licensor is not obligated to provide any maintenance or support services to Company or its Affiliates.

“Operating Agreement” means the Operating Agreement of the Company as amended from time to time.

“OSHA” has the meaning set forth in the definition of Environmental Laws.

“Outstanding Expenses” has the meaning set forth in Section 9.5.

“Owned Real Property” means all the real property described on Schedule 1.1D, which constitutes all real property both (a) owned by Company or owned by any Affiliate of the Company and (b) held or used primarily or exclusively in the business or operation of the Hospital, together with all leases and subleases therein, improvements, buildings or fixtures located thereon or therein, all easements, rights of way, and other appurtenances thereto (including appurtenant rights in and to public streets), and all claims and recorded or unrecorded interests therein, including any and all options to acquire such real property.

“Permit” means any license or permit required to be issued by any Governmental Entity.

“Permitted Encumbrances” has the meaning set forth in Section 5.14(a).

“Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

“Plans” has the meaning set forth in Section 5.17(a).

“Policies and Procedures” has the meaning set forth in Section 11.10.

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Replacement Policies” has the meaning set forth in Section 11.8.

“Retirement Plans” has the meaning set forth in Section 5.17(g).

“Schedules” means the disclosure schedules to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Law, and regulations and rules issued pursuant to that Act or any successor Law.

“Seller” has the meaning set forth in the Preamble hereto.

“Seller’s Share” means Seller’s percentage ownership interest in the Company (53.31%).

“Seller’s Share of Final Available Cash” means Seller’s Share multiplied by the Final Available Cash Calculation.

“Seller’s Share of Interim Available Cash” means Seller’s Share multiplied by the Interim Available Cash Calculation.

“Service Mark Assignment Agreement” means an assignment of service marks between MedCath and Buyer in the form attached hereto as Exhibit C.

“Survey” means the survey of the Owned Real Property prepared by Derrell G. Whitten, Jr., License No. 7816 of Cornerstone Engineering, Inc. dated April 26, 2012.

“Taxes” has the meaning set forth in Section 5.20(a).

“Third Party Intellectual Property” means Licensed Software and Data and Licensed Web Site content.

“Title Company” means First American Title Insurance Company.

“Title Insurance” means (i) a CLTA owner’s title insurance policy issued by the Title Company to the Company in the face amount of Thirty-One Million Dollars ($31,000,000), insuring that the Company owns fee simple title to the Owned Real Property, including such endorsements to coverage as Buyer shall reasonably require and subject to no exceptions other than Permitted Encumbrances (excluding the Finco Obligations) and (ii) a CLTA loan title insurance policy issued by the Title Company to the Buyer in the face amount of $31,000,000, insuring that the Deed of Trust listed as Item 26 on Schedule 5.14(a) is a valid first priority lien on the Owned Real Property, subject to no exceptions other than Permitted Encumbrances.

“Total Payment” has the meaning set forth in Section 2.8.

“Transition Services Agreement” has the meaning set forth in Section 11.7.

“TRICARE” means the Department of Defense’s managed healthcare program for active duty military, active duty service families, retirees and their families and other beneficiaries.

1.2 Interpretation. In this Agreement, unless the context otherwise requires:

(a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;

(b) references to Articles and Sections are references to articles and sections of this Agreement;

(c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;

(d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration;

(e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;

(f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;

(g) unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;

(h) the word “including” (and all derivations thereof) shall mean including, without limitation;

(i) references to time are references to Pacific Standard or Daylight Savings time (as in effect on the applicable day) unless otherwise specified herein;

(j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;

(k) provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through “double counting” of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with the determination of the Final Equity Purchase Price and the calculation of losses on casualty claims;

(l) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement; and

(m) the section headings and subheadings in this Agreement and the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the express description of the Schedules.

1.3 Schedules. Buyer, Seller and Finco hereby acknowledge and agree as follows:

(a) the Schedules and any disclosures made in or by virtue of them are integral parts of this Agreement as if fully set forth in this Agreement and all statements appearing therein shall be deemed to be representations; and

(b) the fact that any items of information are contained in the Schedules shall not be construed as an admission of liability under any applicable Law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any similar qualification in the Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation of Seller to any third party, nor an admission against Seller’s interest; and

(c) items disclosed on one particular Schedule relating to one section of this Agreement are deemed to be constructively disclosed or listed on other Schedules relating to other sections of this Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules.

ARTICLE 2

SALE AND PURCHASE

2.1 Transfer of Equity Interest. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell and transfer the Equity Interest to Buyer, and Buyer shall purchase from Seller, the Equity Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type except as otherwise provided by this Agreement.

2.2 Transfer of Finco Obligations. Subject to the terms and conditions set forth in this Agreement, at the Closing, Finco shall sell and transfer its interest in the Finco Obligations to Buyer without recourse, and Buyer shall purchase from Finco, such interest in the Finco Obligations, free and clear of all Encumbrances, charges, claims, or restrictions of any type except as otherwise provided by this Agreement and Buyer shall assume all of the prospective obligations and liabilities of Finco arising under the Finco Loan Documents after the Closing.

2.3 Purchase Price for Equity Interest. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of the Equity Interest, at the Closing, Buyer shall tender to Seller an amount equal to the Final Equity Purchase Price as set forth below. On the Closing Date, Buyer shall wire transfer an amount equal to the Interim Equity Purchase Price in immediately available federal funds to an account designated by Seller in writing at least two (2) days prior to Closing. The amount of the Interim Equity Purchase Price will be further and finally adjusted and settled after Closing as provided in Section 2.6.

2.4 Payment for Finco Obligations. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of Finco’s interest in the Finco Obligations, at the Closing, Buyer shall tender to Finco an amount equal to the Finco Obligations Purchase Price. On the Closing Date, Buyer shall wire transfer an amount equal to the Finco Obligations Purchase Price in immediately available federal funds to an account designated by Finco in writing at least two (2) days prior to Closing.

2.5 Interim Equity Purchase Price. Prior to the Closing Date, Seller shall deliver to Buyer (i) the Interim Balance Sheet, (ii) the Interim NWC Calculation, and (iii) the Interim Available Cash Calculation. Based upon such exchange of information, the parties shall determine, calculate, and agree, in writing, upon the Interim Equity Purchase Price.

2.6 Final Equity Purchase Price. Not more than forty-five (45) days after the Closing Date, Seller shall deliver to Buyer (i) the Closing Balance Sheet, (ii) the Final NWC Calculation, and (iii) the Final Available Cash Calculation. Subject to Section 2.7, based upon such exchange of information, the parties shall determine, calculate and agree, in writing, upon the Final Equity Purchase Price.

2.7 Dispute of Adjustments/Reconciliation of Final Equity Purchase Price. Within thirty (30) days after the date on which Buyer has received the information to be provided by Seller pursuant to Section 2.6, Buyer shall, in a written notice to Seller, either accept or describe in reasonable detail any proposed adjustments to the calculations exchanged and the reasons therefor, and shall include pertinent calculations. If Buyer fails to deliver notice of acceptance or objection to such calculations within such thirty (30) day period, then Buyer shall be deemed to have accepted the calculations presented by Seller. In the event that Buyer and Seller are not able to agree on the Final Equity Purchase Price within thirty (30) days from and after the receipt by Seller of any objections raised by Buyer, Buyer and Seller shall each have the right to require that such disputed determination be submitted to such independent certified public accounting firm as Buyer and Seller may then mutually agree upon in writing for computation or verification in accordance with the provisions of this Agreement. The results of such accounting firm’s report shall be binding upon Buyer and Seller, and such accounting firm’s fees and expenses for each disputed determination shall be borne equally by the parties. Appropriate payment shall be made by Buyer or Seller, as appropriate, by wire transfer of immediately available federal funds promptly upon (and in all events within three (3) business days after) agreement between Seller and Buyer on the Final Equity Purchase Price or determination of the Final Equity Purchase Price in accordance with this Section as follows: either (i) Buyer shall pay Seller the amount by which the Final Equity Purchase Price exceeds the Interim Equity Purchase Price or (ii) Seller shall pay Buyer the amount by which the Interim Equity Purchase Price exceeds the Final Equity Purchase Price. At all reasonable times following delivery by Seller of the information and calculations required by Section 2.6, Seller shall make available to Buyer and its agents all books and records of Seller related to the determination of the Interim Equity Purchase Price and the Final Equity Purchase Price, including all accounting work papers and journal entries underlying the determination of the Interim Equity Purchase Price and the Final Equity Purchase Price or any component thereof. Any amounts due under this Section 2.7 shall bear interest from the Closing Date until paid at a rate equal to the Applicable Rate per annum.

2.8 Allocation of Total Payment. The amounts paid by Buyer under Sections 2.3 and 2.4 (the “Total Payment”) shall be allocated in accordance with Code Section 1060, and in the manner set forth in Schedule 2.8 (the “Allocation Schedule”). Buyer and Seller and Finco agree that the Allocation Schedule shall reflect, or be amended to reflect, any post-closing adjustments determined under Article 2 or otherwise pursuant to this Agreement. Buyer and Seller and Finco shall, and shall cause their respective Affiliates to, (a) prepare and file all tax returns (including amended tax returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation Schedule (and agreed amendments thereto) to the extent permitted by Law, and (b) take no position with respect to Taxes that is contrary to or inconsistent with the Allocation Schedule (and agreed amendments thereto), including in any audits or examinations by any taxing authority or any other proceeding. Buyer and Seller and Finco shall cooperate in the timely filing of any forms (including IRS Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the Final Equity Purchase Price pursuant to the Agreement. If the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto, and consult with such other party and keep it apprised of developments concerning the resolution of such dispute. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing without limitation.

2.9 Accounting Staff and Access. For a period of 90 days after the Closing, Buyer agrees to continue, at Buyer’s cost and in accordance with the other provisions of this Agreement, the employment of the accounting staff listed on Schedule 2.9 (the “Accounting Employees”) and to provide Seller access to, and the services of, the Accounting Staff together with office space at the Hospital for use by the Accounting Employees and Seller so that they may work with the Seller in the closing of the Company’s books in the manner as such books have been closed during periods ending prior to the Closing. Such office space will include internet, information systems and telephone access and desks and chairs for use by the Accounting Employees and Seller. Buyer will promptly provide the Accounting Employees and Seller with all information they reasonably need in order to close the books of the Company.

ARTICLE 3

CLOSING

3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 9 and 10, the consummation of the sale and purchase of the Equity Interest and the Finco Obligations and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202 on the date hereof (the “Closing Date”). Notwithstanding the foregoing, the transactions contemplated under this Agreement shall be effective as of the Effective Time.

3.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) An amount equal to the Interim Equity Purchase Price by wire transfer of immediately available funds to an account designated by Seller;

(b) An amount equal to the Finco Obligations Purchase Price by wire transfer of immediately available funds to an account designated by Finco;

(c) Copies of resolutions duly adopted by the board of directors of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate officers of Buyer;

(d) A certificate of Buyer certifying that the conditions set forth in Sections 9.1 and 9.3 have been satisfied;

(e) Certificates of incumbency for the respective officers of Buyer executing this Agreement and any other document contemplated herein dated as of the Closing Date;

(f) Certificates of existence and good standing of Buyer from its state of organization dated the most recent practical date prior to Closing;

(g) The Transition Services Agreement, duly executed by Buyer;

(h) The Domain Name Assignment Agreement, duly executed by Buyer;

(i) The Service Mark Assignment Agreement, duly executed by Buyer;

(j) An instrument of assumption duly executed by Buyer under which Buyer assumes all prospective liabilities and obligations of Finco arising under the Finco Loan Documents after the Effective Time;

(k) Evidence that Buyer has entered into the Limited Liability Company Agreement; and

(l) Such other instruments and documents Seller reasonably deems necessary to effect the transactions contemplated hereby.

3.3 Actions of Seller and Finco at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller and Finco shall deliver to Buyer the following:

(a) An executed instrument of assignment and assumption transferring the Equity Interest to Buyer;

(b) An assignment of Finco’s interest in the Finco Obligations including delivery of the original Finco Loan Documents; and

(c) Copies of resolutions duly adopted by Seller and Finco authorizing and approving Seller’s and Finco’s respective performances of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by the appropriate officers of Seller or Finco, as the case may be;

(d) A certificate of Seller certifying that the conditions set forth in Sections 10.1 and 10.4 have been satisfied;

(e) Certificates of incumbency for the respective officers of Seller and Finco executing this Agreement and any other document contemplated herein dated as of the Closing Date;

(f) Certificates of existence and good standing of Seller, the Company and Finco from their respective states of organization, and California for Seller and the Company, dated the most recent practical date prior to Closing;

(g) The Transition Services Agreement, duly executed by MedCath;

(h) A FIRPTA certificate, executed by Seller, certifying Seller’s U.S. taxpayer identification number and that Seller is not a foreign Person, within the meaning of Section 1445 of the Code;

(i) The Domain Name Assignment Agreement, duly executed by MedCath;

(j) The Service Mark Assignment Agreement, duly executed by MedCath;

(k) Evidence reasonably satisfactory to Buyer that the Company Member Resolutions and Company Board Resolutions have been adopted and that the Investor Members of the Company have entered into the Limited Liability Company Agreement; and

(l) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Buyer represents and warrants to Seller and Finco the following:

4.1 Organization, Qualification and Capacity. Buyer is a limited liability company duly organized and validly existing in good standing under the Laws of the State of Delaware. The execution and delivery by Buyer of this Agreement and the documents described herein, the performance by Buyer of its obligations under this Agreement and the documents described herein and the consummation by Buyer of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary actions on the part of Buyer, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.

4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and documents described herein, as applicable:

(a) are not in contravention or violation of the terms of the certificate of incorporation, limited partnership agreement, operating agreement or similar governing document of Buyer;

(b) except as set forth on Schedule 4.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Buyer or any of its Affiliates; and

(c) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Buyer is a party or by which Buyer is bound.

4.3 Binding Agreement. This Agreement and all documents to which Buyer or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.4 Sufficient Resources. Buyer has sufficient financial resources, and at the Closing Buyer will possess sufficient funds, to permit Buyer to deliver (a) the Interim Equity Purchase Price in accordance with Section 2.3, (b) the Finco Obligations Purchase Price in accordance with Section 2.4, and (c) the Final Equity Purchase Price in accordance with Section 2.6, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement.

4.5 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform this Agreement or any aspect of the transactions contemplated hereby.

4.6 Buyer Acknowledgements. Buyer is acquiring the Equity Interest and the Finco Loan Obligations for its own account and not with a view to its distribution within the meaning of the Securities Act. Buyer has: (a) such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including the purchase of the Equity Interest and the Finco Loan Obligations; and (b) the ability to bear the economic risk in connection with the consummation of the transactions contemplated by this Agreement.

4.7 Statements True and Correct. This Agreement and the Schedules prepared by Buyer do not include, as of the date hereof and as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Buyer not misleading.

4.8 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE SCHEDULES), BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Seller represents and warrants to Buyer the following:

5.1 Organization, Qualification and Capacity of Seller. Seller is a corporation duly organized and validly existing in good standing under the Laws of the State of North Carolina. Except as set forth on Schedule 5.1, the execution and delivery by Seller of this Agreement and the documents described herein, the performance by Seller of its obligations under this Agreement and the documents described herein and the consummation by Seller of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate actions on the part of Seller, none of which actions have been modified or rescinded and all of which actions remain in full force and effect. There is no jurisdiction other than the State of California in which the operation of the business of the Hospital by the Company or the ownership or leasing of the Hospital Assets by the Company makes qualification by the Company as a foreign limited liability company necessary.

5.2 Capitalization. Except as set forth on Schedule 5.2, Seller is and will be on the Closing Date the record and beneficial owner and holder of the Equity Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type. Seller owns 53.31% of the total of all outstanding membership interests in the Company. Seller’s Equity Interest has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth on Schedule 5.2, to the knowledge of Seller there are no Contracts relating to the issuance, sale, or transfer, of any equity securities or other securities of the Company.

5.3 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Seller of the transactions contemplated by this Agreement and documents described herein, as applicable:

(a) are not in contravention or violation of the terms of the bylaws of Seller or the Operating Agreement;

(b) except as set forth on Schedule 5.3, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Seller, Company or any of their respective Affiliates; and

(c) assuming the Approvals and Permits set forth on Schedule 5.3 are obtained, will not conflict in any material respect with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or loss of a material benefit under, or result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon the Hospital or any of its material assets under (i) any Hospital Contract or (ii) any Law applicable to the Hospital or any of its material assets; provided, however, that no representation or warranty is given with respect to consents or approvals required under any of the Hospital Contracts to consummate the transactions contemplated under this Agreement.

5.4 No Outstanding Rights. Except as set forth on Schedule 5.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on Seller’s behalf giving any Person any current or future right to require Seller or any of its Affiliates (including officers or directors of MC or MedCath) or, following the Closing Date, Buyer, to sell or transfer to such Person or to any third party all or any part of the Equity Interest.

5.5 Binding Agreement. This Agreement and all documents to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

5.6 Organization and Qualification of Company. The Company is a limited liability company duly organized and in existence under the Laws of the State of North Carolina. The Company is duly qualified to do business, in good standing and authorized to own its properties and conduct its business in the place and manner now conducted, under all applicable Laws of any Governmental Entity having jurisdiction over the business and operation of the Company. Schedule 5.6 sets forth a true, correct and complete copy of the Operating Agreement including all amendments thereto through the date of this Agreement.

5.7 Affiliates and Minority Interests. Schedule 5.7 sets forth a true and complete list of (i) any subsidiaries of Company and (ii) any equity interest in another Person held by Company.

5.8 Company Financial Information.

(a) Schedule 5.8 hereto contains the following financial statements and financial information (collectively, the “Historical Financial Information”):

(i) unaudited balance sheets of the Company dated as of September 30, 2011 and as of the Baseline Balance Sheet Date (the “Baseline Balance Sheet”); and

(ii) unaudited statements of operations of the Company for the twelve (12) month period ended on September 30, 2011 and for the six (6) month period ended on the Baseline Balance Sheet Date.

Except as disclosed on Schedule 5.8, the financial statements included in the Historical Financial Information have been prepared, and the Additional Financial Statements have been, and will be, prepared in accordance with GAAP applied on a consistent basis in all material respects throughout the periods indicated, and the Company has not changed any accounting policy or methodology, including in determining the obsolescence of inventory or accrual of bad debt reserves, throughout all periods presented. Except as set forth on Schedule 5.8, the balance sheets contained in the Historical Financial Information present fairly, and the balance sheets in the Additional Financial Statements present fairly and will present fairly, in all material respects the financial condition of the Company as of the dates indicated thereon, and the statements of operations contained in the Historical Financial Information present fairly, and the statements of operations contained in the Additional Financial Statements present fairly and will present fairly, in all material respects the results of operations of the Company for the periods covered.

(b) Except as set forth on Schedule 5.8 and except for (i) liabilities that are disclosed in this Agreement, Contracts entered into in connection herewith and schedules and exhibits hereto and thereto, and (ii) liabilities that were incurred after the Baseline Balance Sheet Date in the ordinary course of business, as of the date hereof, there are no material liabilities of any nature of the Company or any of its Affiliates relating to the Hospital that are required in accordance with GAAP to be disclosed on the financial statements of the Company which are not disclosed in the Historical Financial Information.

5.9 Company’s Permits and Approvals.

(a) Set forth on Schedule 5.9 is a true and complete description of all material Permits and Approvals currently issued or granted by a Governmental Entity and owned or held by or issued to the Company, and such Permits and Approvals constitute all material Permits and Approvals necessary for the conduct of the business and operation of the Hospital as currently conducted, all of which are in full force and effect.

(b) The Company is in compliance in all material respects with all Permits and Approvals required by Law. There is not now pending nor, to the knowledge of Seller, threatened in writing any action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the Permits and Approvals, and all of the material Permits and Approvals are and shall be in good standing now and as of the Closing.

5.10 Intellectual Property.

(a) The Company owns, is licensed to use or otherwise possesses all necessary rights to use, all Intellectual Property which is material to the operation of the Hospital as currently operated.

(b) To the knowledge of Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company, relating in any way to the Hospital.

(c) Except as set forth on Schedule 5.10(c), neither Company nor any of its Affiliates has any patents, registered trademarks, registered service marks or registered copyrights related to the Hospital. Neither the Company nor any Affiliate of the Company has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or Contract involving Intellectual Property related to the Hospital against any third party.

(d) To the knowledge of Seller, the use of the Intellectual Property by the Company in the business of the Hospital as currently conducted did not and does not infringe, misappropriate, or otherwise violate or conflict with in any material respect any copyright, patent, trade secret, or other intellectual property or proprietary right of any third party. Except as set forth on Schedule 5.10(d), neither Company nor any of its Affiliates has been served with process in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party related to the Hospital.

(e) Except as set forth on Schedule 5.10(e), the Intellectual Property constitutes all of the intellectual property used or necessary for use in the business of the Hospital as currently conducted and which is material thereto.

5.11 Medicare Participation/Accreditation.

(a) The Hospital is a “provider” with a valid and current provider agreement with Medicare and with one or more valid and current provider numbers with the Government Programs (excluding TRICARE). Except as set forth on Schedule 5.11, the Hospital is in compliance with the conditions of participation for the Government Programs in all material respects and has received all Approvals or qualifications necessary to participate in the Government Programs. Except as set forth on Schedule 5.11, there is no pending, nor to the knowledge of Seller threatened in writing, proceeding or investigation under the Government Programs involving the Hospital. Except as disclosed on Schedule 5.11, there are no material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, Governmental Entity or the Administrator of the Centers for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of the Company with respect to the Hospital on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such cost reports.

(b) The Hospital is duly accredited by The Joint Commission, and to the knowledge of Seller and the Company, there is no proceeding, investigation, allegation, or threatened dispute regarding or with The Joint Commission regarding the Hospital. Seller has provided or made available to Buyer copies of the most recent Joint Commission accreditation survey report and deficiency list for the Hospital, if any, and each plan of correction, if any.

(c) Neither Company nor any agent acting on behalf of the Company has directly or indirectly in connection with the Hospital: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of the Company or the Hospital in order to obtain business or payments from such Persons except as permitted under applicable Law; or (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person other than in connection with promotional or entertainment activities in the ordinary course of business or otherwise permitted by applicable Law.

5.12 Regulatory Compliance. Except as set forth on Schedule 5.12, the Company is in compliance in all material respects with all applicable statutes, rules, regulations and requirements of Governmental Entities having jurisdiction over the Company and the business operation of the Hospital. The Company has timely filed all material forms, applications, reports, statements, data and other information required to be filed with Governmental Entities. The physician ownership in the Company satisfies all of the requirements of the Ethics in Patient Referrals Act of 1989 (the “Stark Law”) relating to the investment and ownership by such physicians and their referrals to the Hospital.

5.13 Hospital Contracts. Attached hereto as Schedule 5.13 is a list of all Contracts to which either the Company, Seller or an Affiliate of Seller (the “Contract Party”) is a party and that are related to the operation of the Hospital, including all provider network agreements, clinical affiliation agreements, business associate agreements, medical director agreements, consulting agreements, management services agreements, professional services agreements, transfer agreements, recruitment agreements, employment agreements, real estate lease agreements, personal property lease agreements, supply agreements, advertising agreements, and software, data, and content license agreements. Contracts which are listed on Schedule 5.13 are referred to herein collectively as the “Hospital Contracts.” For each Contract listed on Schedule 5.13, Schedule 5.13 clearly identifies those Contracts that are Excluded Contracts which, as set forth in Section 11.9, will not be available to the Hospital after Closing. Each Hospital Contract (i) is valid and existing (or constitutes a month-to-month Contract under which goods or services are being provided after the expiration of its original term), and the Contract Party has duly performed in all material respects its obligations under each Hospital Contract to which it is a party to the extent that such obligations to perform have accrued and (ii) except for any breaches resulting from the failure to obtain the consent or approval of the counterparty thereto related to the transactions contemplated under this Agreement, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Hospital Contract by the Contract Party or, to the knowledge of Seller, and except as set forth on Schedule 5.13, any other party or obligor with respect thereto, has occurred, provided that no representation is made with respect to any breach of any Hospital Contract arising from the failure to obtain any third party consent (or give any third party notice) required in connection with the transactions contemplated by this Agreement. Schedule 5.13 identifies those Hospital Contracts (including Leases) with change of control provisions that give or grant the counterparty thereto (i.e., the non-Contract Party) a consent or termination right as a result of the transactions contemplated by this Agreement. Seller has made available to Buyer true and correct copies of all Hospital Contracts and Leases.

5.14 Encumbrances; Real Property.

(a) There are no Encumbrances other than Permitted Encumbrances on the Hospital. The Company owns good and marketable fee simple title to each parcel of the Owned Real Property, and all buildings and improvements located thereon, subject to (i) any lien for Taxes not yet due and payable, (ii) liens securing the Financing Obligations, (iii) any lease obligations, including Company’s obligations as lessor or landlord under any Hospital Contract set forth on Schedule 5.13, (iv) encumbrances securing the Finco Obligations, (v) all Encumbrances listed on Schedule 5.14(a) (vi) Encumbrances that do not materially interfere with the operations of the

Hospital in a manner consistent with the current use by the Company, materially adversely impact the marketability of the Owned Real Property, and (vii) Encumbrances shown on the Survey (the foregoing items (i) through (vii) being referred to herein as the “Permitted Encumbrances”). The Company has a valid and enforceable leasehold interest in the Leased Real Property.

(b) All buildings and improvements located on the Real Property conform in all material respects with all applicable zoning regulations and building codes; (ii) all of the Real Property is serviced by all necessary utilities, including water, sewage, electricity and telephone, and Seller is not aware of any material inadequacies with respect to such utilities; (iii) to the knowledge of Seller, none of the buildings or improvements on the Real Property is located in a flood hazard area; and (iv) all of the buildings and improvements located on the Real Property are accessible by public roads and, to the knowledge of Seller, no fact or condition exists that would result in the termination of the current access from any building or improvement to any presently existing highways and roads adjoining or situated on the Real Property.

(c) Except as otherwise disclosed in Schedule 5.14(c), with respect to each parcel of Owned Real Property: (i) there are no pending or threatened condemnation proceedings, suits or administrative actions relating to the Owned Real Property affecting adversely the current use, occupancy or value thereof; (ii) other than rights of third parties arising under any Lease or Hospital Contract, there are no Contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Real Property; (iii) other than rights arising under any Lease or Hospital Contract, there are no outstanding options or rights of first refusal to purchase the parcels of Owned Real Property, or any portion thereof or interest therein; (iv) except for those tenants in possession by, through or under the Leases, no Person other than Seller is in possession of the parcels of Owned Real Property; and (v) neither Seller nor the Company has received written notice of any special assessment which may affect any parcel of Owned Real Property.

(d) None of Seller, the Company, or any of their Affiliates has entered into any Leases with respect to the Owned Real Property.

(e) Seller has no outstanding agreements for material repairs or replacement of the following systems of the Hospital outside the ordinary course of business: plumbing, electrical, mechanical, sprinkler and comparable life systems, or heating, ventilation and air conditioning, sewage, roofing, foundation, and floors (collectively, the “Building and Systems”). Seller has maintained the Building and Systems in accordance in all material respects with the maintenance logs related thereto (copies of which have been made available to Buyer).

(f) To the Knowledge of Seller without any inspection or independent investigation, all public utilities, including water, sewer, gas, electricity, telephone and other utilities, required for the operation of the Hospital are either supplied through adjoining public streets or, if they pass through adjoining public land, do so in accordance with valid public or private easements. To the Knowledge of Seller without any inspection or independent investigation, all of said public utilities are installed and operating and provide adequate service to the Hospital to operate in the manner currently operated. To the Knowledge of Seller without any inspection or independent investigation, all of the buildings and improvements located on the Owned Real

Property are fully accessible by public roads. To the Knowledge of Seller without any inspection or independent investigation, all buildings and improvements located on the Real Property conform in all material respects with all applicable zoning regulations and building codes, and, Seller and the Company have not received written notice of violation of any zoning regulations or building codes. To the knowledge of Seller without any inspection or independent investigation, none of the buildings or improvements on the Real Property is located in a flood hazard area.

(g) The Real Property comprises all of the real property owned or leased by the Company in connection with the operation of the Hospital.

5.15 Personal Property. The Company presently owns and will hold on the Closing Date good title to all of its tangible personal property and assets and valid title to all of its intangible assets free and clear of all Encumbrances, except Permitted Encumbrances and rights of owners under the Hospital Contracts or under leases or licenses of assets leased or licensed in the ordinary course of business.

5.16 Insurance. Schedule 5.16 sets forth a true and complete list of all insurance policies or self-insurance funds (the “Insurance Policies”) maintained by Seller as of the date of this Agreement covering the ownership and operation of the Hospital, indicating the types of insurance, policy numbers, terms, identity of insurers and amounts and coverages (including applicable deductibles). All of the Insurance Policies are now and will be until the Closing in full force and effect on an occurrence basis (with the exception of the Hospital’s professional liability insurance, pollution liability insurance, employment practices liability insurance, directors and officers liability insurance and fiduciary liability insurance, all of which are on a claims made basis, and crime liability insurance, which is on a discovery basis) with no premium arrearages.

5.17 Employee Benefit Plans.

(a) Schedule 5.17 contains a true and complete list in all material respects of all the following agreements, plans or other Contracts, covering any employee of the Hospital, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of ERISA, and (ii) any other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which the Company currently sponsors, or to which the Company has any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the “Plans”). None of the Plans provide any post-employment medical or similar benefits except to the extent required by applicable Law.

(b) The Hospital’s assets are not, and Seller does not reasonably expect them to become, subject to an Encumbrance imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of the Company being a member of an ERISA Controlled Group.

(c) Neither the Company nor any member of the Company’s ERISA Controlled Group has sponsored, contributed to or had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Section 4001(a)(3) or 3(37)(A)) on or after September 26, 1980, on behalf of any employees of the Hospital.

(d) Neither the Company nor any member of the Company’s ERISA Controlled Group has at any time sponsored or contributed to a “single employer plan” (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the “contributing sponsors” (as defined in ERISA Section 4001(a)(13)) are not members of the same ERISA Controlled Group.

(e) Except as set forth on Schedule 5.17, there are no material actions, audits or claims pending or, to Seller’s knowledge, threatened in writing against the Company with respect to the Company’s maintenance of the Plans, other than routine claims for benefits.

(f) The Company and each member of the Company’s ERISA Controlled Group have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ERISA Sections 601 through 608 and Section 5000 of the Code.

(g) All of the Company’s Plans that are intended to satisfy Section 401 of the Code (“Retirement Plans”) from which assets may be involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) to an employee benefit plan maintained by Buyer have complied with the requirements of Section 401(a) of the Code.

(h) Neither the Company nor any member of the Company’s ERISA Controlled Group has at any time provided for the “deferral of compensation” within the meaning of Section 409A of the Code with respect to any Hospital employee or independent contractor.

5.18 Hospital Employees and Employee Relations.

(a) Except as set forth on Schedule 5.18(a), (i) there is no pending or, to Seller’s knowledge, threatened in writing employee strike, work stoppage or labor dispute, (ii) to Seller’s knowledge, no union representation question exists with respect to any Hospital Employees, no demand has been made for recognition by a labor organization by or with respect to any Hospital Employees, no union organizing activities by or with respect to any Hospital Employees are taking place, and none of the Hospital Employees is represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by the Company or any Affiliate of the Company, and (iv) there is no unfair labor practice claim against the Company or any Affiliate of the Company before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to Seller’s knowledge, threatened in writing against or involving the Hospital and none has occurred.

(b) Schedule 5.18(b) sets forth a list of all of the employees of the Company and each other Affiliate of the Company who works primarily or exclusively for the benefit of the business conducted at the Hospital (the “Hospital Employees”) as of the date of such Schedule and the following information for each Hospital Employee: current salary or wage rate, accrued paid time off, periods of service, date of hire, department and job title or other summary of the responsibilities as well as an indication as to whether such Hospital Employee is part-time, full-time or on a leave of absence and the type of leave; provided, that salary and wage rate information may be excluded from Schedule 5.18(b) so long as Seller delivers a true and correct schedule of such salary and wage rate information to Buyer concurrently with the delivery of Schedule 5.18(b) to Buyer.

(c) Except as set forth on Schedule 5.18(c), no Hospital Employee and no employee of Seller or its Affiliates working at the Hospital is eligible to receive any bonus payment with respect to, or that has accrued during, any period prior to March 31, 2012 for which the Company or Buyer is responsible.

5.19 Litigation or Proceedings.

(a) There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened in writing against or affecting Seller or the Company that has had or would reasonably be expected to have a material adverse effect on Seller’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.

(b) Schedule 5.19 contains an accurate list and summary description of all litigation and proceedings that are currently pending to which the Company is a party or, to the knowledge of Seller, threatened in writing against the Company with respect to the Hospital. Except to the extent set forth on Schedule 5.19, there are no material claims, actions, suits, audits, compliance reports or information requests, proceedings or investigations pending, or to the knowledge of Seller, threatened in writing against or affecting the Hospital.

(c) Other than as set forth on Schedule 5.19, the Company is not subject to any outstanding judgment, order or decree.

5.20 Tax Matters. Except as set forth on Schedule 5.20:

(a) All federal, state, county and local income, excise, franchise, margin, payroll, withholding, property, sales, use, gross receipts, business license, occupation, transfer, stamp, worker’s compensation, unemployment insurance, and all other taxes, penalties, interest, and any other statutory additions (“Taxes”) due from the Company or required to be collected and remitted by the Company have been paid when due.

(b) There are no Tax liens on any of the Hospital’s assets other than liens for Taxes not yet due and payable.

(c) The Company has timely filed all material returns and reports with respect to Taxes, including any information reports, that they were required to filed by any federal, state or local taxing authority, and all such returns and reports are true, correct and complete in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any such returns or reports.

(d) There are no assessments or claims against the Company for payment of Taxes now pending or, to the knowledge of Seller, threatened, nor any audit of the records of the Company being made or threatened by any taxing authority.

(e) Proper and accurate amounts have been timely withheld by the Company in compliance with the payroll Tax and other withholding provisions of all applicable Laws, and all of such amounts have been timely remitted to the proper taxing authority.

(f) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) The Company is not and has not been a party to a “reportable transaction,” as defined in Code Section 6707A(c)(1) and Regulations Section 1.6011-4(b).

(h) Since formation, the Company has been properly treated for federal income tax purposes either as a partnership filing Form 1065 or as a disregarded entity under Treasury Regulation Section 301.7701-3(b)(1) and will continue to be properly treated as such up to the Closing Date.

5.21 Environmental Matters. Except as set forth on Schedule 5.21 or in any environmental report listed therein:

(a) The Company has been for the past five (5) years and is in material compliance with, and the Real Property and all improvements on the Real Property are in material compliance with, all Environmental Laws.

(b) There are no pending or, to the knowledge of Seller, threatened in writing actions, suits, orders, claims, legal proceedings or other proceedings based on any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other Person with respect to the Real Property.

(c) No Encumbrance in favor of any Person relating to or in connection with any claim under any Environmental Law has been filed or has attached to the Real Property, other than Permitted Encumbrances.

(d) The Company has not, and to the knowledge of the Company, no other Person has, used any portion of the Owned Real Property for the handling, manufacture, processing, storage or disposal of Hazardous Materials, except in material compliance with Environmental Laws; except as set forth on Schedule 5.21, the Company has not, and to the knowledge of the Company, no other Person has, operated any underground storage tanks on the Owned Real Property; the Company has not, and to the knowledge of the Company, no other Person has, caused any releases or threat of releases on the Owned Real Property requiring any reporting, investigative, monitoring, removal, remedial or cleanup action pursuant to any applicable Environmental Laws, and any Hazardous Materials generated with respect to the operation of the business have been transported and disposed of in compliance with applicable Environmental Laws.

(e) For purposes of the representations made in this Section 5.21, the terms “Real Property” and “Owned Real Property” shall include real property formerly owned by the Company, but only with respect to the periods during which the Company owned such real property. The representations set forth in this Section are the sole representations of Seller with respect to environmental matters, Environmental Conditions, Hazardous Materials and compliance with Environmental Law.

5.22 Absence of Changes. Except as set forth in Schedule 5.22, between the Baseline Balance Sheet Date and the date hereof, there has not been any transaction or occurrence in which the Company or its Affiliates, in connection with the Hospital, has:

(a) suffered any material physical damage, destruction or loss with respect to or affecting any of the Hospital’s assets;

(b) sold, transferred or otherwise disposed of any of the Hospital’s assets which are material to the operation of the Hospital, except in the ordinary course of business;

(c) granted or incurred any obligation for any increase in the compensation of any employee who is employed at the Hospital (including any increase pursuant to any Plans or other commitment), except in the ordinary course of business;

(d) agreed, so as to legally bind Buyer or affect the Company, whether in writing or otherwise, to take any of the actions set forth in this Section 5.22 and not otherwise permitted by this Agreement; or

(e) suffered any event which has had or is reasonably likely to have a Material Adverse Effect.

5.23 Medical Staff Bylaws. Seller has delivered or made available to Buyer correct and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital.

5.24 Hospital Assets. Except as set forth on Schedule 5.24, the Hospital Assets are all of the assets which are necessary for the conduct of the business of the Hospital in the manner conducted as of the date of this Agreement and consistent with past practice. No assets are reflected in the Historical Financial Information that are not Hospital Assets. Except as set forth on Schedule 5.24, the Hospital Assets are sufficient to permit Buyer to carry on such business of the Hospital without material change from the level in effect immediately prior to the Closing.

5.25 Software Applications and Data Subscriptions. Schedule 5.25 sets forth a list of all material Licensed Software and Data, indicating for each such product, the name of the product; the identity of the licensor, and if applicable, whether such item of Licensed Software and Data is subject to a Hospital Contract.

5.26 URLs. Schedule 5.26 sets forth a complete and accurate list of the URLs that MedCath owns for the benefit of Hospital.

5.27 Information Privacy and Security. Seller has made available to the Buyer or its counsel true and complete copies of all written policies and procedures relating to information privacy and security with respect to the Hospital. The Company is in compliance, in all material respects, with all applicable Information Privacy and Security Laws. Except as set forth on Schedule 5.27, neither the Company nor any of its Affiliates has received any written notice of an alleged default or violation of any Information Privacy and Security Law with respect to the Hospital.

5.28 Physician Ownership; Hospital Beds. As of March 23, 2010, the physician ownership percentage of the Company was 46.7%. As of March 23, 2010, the Hospital had forty-seven (47) licensed beds, three (3) operating rooms, and four (4) cardiac catheterization laboratories.

5.29 No Breach of Operating Agreement. Seller is not in material breach or default of its duties and obligations as manager under the Operating Agreement. Neither Seller nor the Company is a party to any litigation or, to the knowledge of Seller, any threatened litigation, regarding any breach or default by Seller of its duties and obligations as manager under the Operating Agreement.

5.30 Statements True and Correct. This Agreement and the Schedules prepared by Seller do not include, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Seller and the Company not misleading.

5.31 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (INCLUDING THE SCHEDULES), SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF FINCO

As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Finco represents and warrants to Buyer the following:

6.1 Incorporation, Qualification and Capacity of Finco. Finco is a limited liability company duly organized and in existence under the Laws of the State of North Carolina. The execution and delivery by Finco of this Agreement and the documents described herein, the performance by Finco of its obligations under this Agreement and the documents described herein and the consummation by Finco of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate actions on the part of Finco, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.

6.2 Title. Finco is, and will be on the Closing Date, the record and beneficial owner and holder of the Finco Obligations, free and clear of all Encumbrances, charges, claims, or restrictions of any type.

6.3 Finco Loan Documents. The Finco Loan Documents constitute the valid and legally binding obligations of the Company and are enforceable against the Company in accordance with the respective terms thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity. Each of Finco and the Company has duly performed in all material respects its obligations under the Finco Loan Documents to the extent that such obligations to perform have accrued and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any of the Finco Loan Documents has occurred.

6.4 Security Interests. The Finco Loan Documents create in favor of Finco legal, valid and enforceable security interests in the collateral described therein and proceeds thereof. The security interests granted by the Finco Loan Documents constitute perfected security interests in all right, title and interest of the Company in the collateral described therein and the proceeds thereof, as security for the Finco Obligations and the other obligations of the Company as defined in the Finco Loan Documents, in each case prior and superior in right to any other Person except as expressly permitted by the Finco Loan Documents.

6.5 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Finco of the transactions contemplated by this Agreement and documents described herein, as applicable:

(a) are not in contravention or violation of the terms of the operating agreement of Finco; and

(b) except as set forth on Schedule 6.5, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Finco or any of its Affiliates.

6.6 No Outstanding Rights. Except as set forth on Schedule 6.6, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on Finco’s behalf giving any Person any current or future right to require Finco or any of its Affiliates to sell or transfer to such Person or to any third party all or any part of the Finco Obligations.

6.7 Binding Agreement. This Agreement and all documents to which Finco will become a party hereunder are and will constitute the valid and legally binding obligations of Finco and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

6.8 Statements True and Correct. This Agreement and the Schedules prepared by Finco do not include, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Finco not misleading.

6.9 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 6 (INCLUDING THE SCHEDULES), FINCO MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND FINCO HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 7

COVENANTS OF BUYER

7.1 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Buyer shall give prompt written notice to Seller and Finco of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.

7.2 Approvals. Between the date of this Agreement and the Closing Date, Buyer will (i) take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement and Seller and Finco will reasonably cooperate with Buyer in those efforts and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested.

7.3 Third-Party Consents. Between the date of this Agreement and the Closing Date, Buyer will take all reasonable steps to obtain, as promptly as practicable, the consent of any counterparty to a Hospital Contract whose consent to the transactions contemplated under this Agreement is required under the terms of such Hospital Contract.

ARTICLE 8

COVENANTS OF SELLER AND FINCO

8.1 Information.

(a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller shall cause the Company to afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the books and records of the Company relating to the Hospital, and to furnish Buyer with such additional financial and operating data and other information as to the business and properties, and access to the assets and properties, of the Company as Buyer may from time to time reasonably request and Finco shall afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the books and records of Finco relating to the Finco Obligations; provided, however, that Buyer may not conduct invasive environmental, health or safety investigations of the Company’s assets or at the Hospital, including any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under Real Property, or sampling or testing of the Company’s assets at the Hospital, without Seller’s prior written consent. The right of access and inspection of Buyer shall be made in such a manner as not to interfere unreasonably with the operation of the Hospital or the Company’s assets. In this regard, Buyer agrees that such inspection shall not take place, and no employees or other personnel at the Hospital shall be contacted by the representatives of Buyer, without first coordinating such contact or inspection with a representative of Navigant Capital Advisors, LLC, provided that Seller’s consent to such access or inspection shall not be unreasonably withheld or delayed. Seller shall not be obligated to generate or produce information in any prescribed format not customarily produced by Seller.

(b) Notwithstanding the foregoing, Buyer understands that, with respect to such period between the date of this Agreement and the Closing Date, (i) Seller will reasonably establish procedures in order to protect documents and information of the Company deemed by Seller in good faith to be market sensitive or competitive in nature, including pricing information related to managed care contracts, and (ii) litigation and other materials (including internal/external legal audit letters, PRO information, National Practitioner Data Bank reports, quality review information and other physician specific confidential information and information subject to confidentiality requirements of Law, including “Protected Health Information” under HIPAA) that are deemed privileged or confidential by Seller will not be made available to Buyer.

8.2 Operations. From the date hereof until the Closing Date, except as set forth in Schedule 8.2, Seller shall (unless prior written consent of Buyer is received which will not be unreasonably withheld) use its commercially reasonable efforts to cause the Company to carry on its business in substantially the same manner as it has heretofore.

8.3 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Seller and Finco shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Seller or Finco contained in this Agreement to be untrue in any material respect and (ii) any failure of Seller or Finco to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.

8.4 Additional Financial Information. Within twenty (20) days following the end of each calendar month prior to the Closing Date, Seller will deliver to Buyer copies of the unaudited balance sheet and the related unaudited statement of operations relating to the Hospital for each month then ended (all such financial statements are referred to herein as the “Additional Financial Statements”).

8.5 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Seller until the earlier of Closing or the termination of this Agreement, neither Seller nor Finco shall (and will not permit any Affiliate (including officers or directors of MC or MedCath) or any other Person acting for or on behalf of Seller or Finco or any of its Affiliates to), without the prior written consent of Buyer (i) offer for lease or sale the Company’s material assets (or any material portion thereof) or any ownership interest in any entity owning any of the Company’s material assets or any interest in the Finco Obligations; (ii) solicit offers to lease or buy all or any material portion of the Company’s assets or any ownership interest in any entity owning any of the Company’s material assets or any interest in the Finco Obligations; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of the Company or sale or assignment of the Finco Obligations; (iv) enter into any agreement with any party (other than Buyer) with respect to the lease, sale or other disposition of the Company’s material assets (or any material portion thereof) or any ownership interest in the Company or with respect to any merger, consolidation or similar transaction involving the Company or any interest in the Finco Obligations; or (v) furnish or cause to be furnished any information with respect to the Company or its assets to any Person that Seller or such Affiliate (including officers or directors of MC or MedCath) or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization, provided the foregoing shall not prevent MC or Persons acting for or on its behalf from including any information it deems required by Law in any of its filings with the Securities and Exchange Commission. Nothing in this Section 8.5, however, shall apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MC or its Affiliates and any other Person.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:

9.1 Compliance With Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless Buyer was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice.

9.2 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Company shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.

9.3 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of Buyer that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).

9.4 Approvals. Seller shall have obtained any consents or approvals from the Board of the Company or the Company’s members other than Seller, which consents or approvals Seller is required to obtain in order to consummate the transactions contemplated under this Agreement.

9.5 Amounts Due to Seller. The Company shall have paid to Seller an amount equal to (a) all amounts of management fees and related expenses due from the Company to Seller, MedCath or MC, (b) all accrued guaranty fees through the Closing with respect to the Finco Obligations and (c) all amounts of unreimbursed costs and expenses of any type or nature advanced or paid by Seller or MedCath on behalf or for the benefit of the Company or for which MedCath or any of its Affiliates is contractually obligated for the benefit of the Company (including (i) health benefit costs and expenses paid by Seller or MedCath either before or after the Effective Time under group medical and other health benefit plans for claims incurred by employees of the Company (or the employees of MedCath who work fulltime at the Hospital in the following positions: President/Chief Executive Officer, Chief Financial Officer, and Vice President of Clinical Services) and their eligible dependents and (ii) any costs and liabilities paid or incurred by Seller or MedCath either before or after the Effective Time related to worker’s compensation claims arising with respect to employees of the Company), in each case with respect to the period through and including the Effective Time (collectively, the “Outstanding Expenses”); provided that, for avoidance of doubt, failure by the Company to pay to Seller at or prior to Closing any Outstanding Expenses that have not yet been accrued or incurred as of the Closing shall not cause a failure of this condition to be satisfied. Any amounts of Outstanding Expenses which are not paid as of Closing, or which are not known as of Closing, shall be paid after Closing in accordance with Section 11.11.

ARTICLE 10

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:

10.1 Compliance with Covenants. Seller and Finco shall have in all material respects performed all their respective obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by either of them at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (a) Seller and Finco was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (b) the respects in which such covenants and obligations have not been performed have had or are reasonably likely to have a Material Adverse Effect.

10.2 Pre-Closing Confirmations. Buyer shall have obtained reasonable assurances that following Closing, Buyer will receive all required Approvals and Permits from all Governmental Entities whose approval is required to consummate the transactions herein contemplated, except for any such Approvals and Permits the failure of which to obtain would not have or be reasonably likely to have a material adverse effect on Buyer or the Equity Interest.

10.3 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Company shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to purchase or own the Equity Interest or the Finco Obligations.

10.4 Representations and Warranties. All representations and warranties of Seller and Finco contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of Seller or Finco that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date).

10.5 Transition Services Agreement. Buyer and MedCath shall have entered into the Transition Services Agreement.

10.6 Resignation. Seller, in its capacity as the manager of the Company, shall have resigned effective as of the Closing Date. At the Closing, Seller will cause each director of the Company who was appointed or designated by Seller to deliver to Buyer a letter resigning from such position as of the Closing Date.

10.7 Title Insurance. The Title Company shall have issued (or irrevocably committed to issue) the Title Insurance to the Company. The cost of the Title Insurance shall be borne by Buyer.

10.8 Consents and Approvals. The consents or approvals from counterparties to material Hospital Contracts mutually agreed upon by the parties and identified on Schedule 10.8 shall have been obtained as described in Section 11.6.

10.9 Minimum Cash Amount. On the Closing Date, the Company shall have at least the Minimum Cash Amount in cash on deposit with Bank of America and electronic evidence thereof reasonably satisfactory to Buyer shall be provided.

ARTICLE 11

ADDITIONAL AGREEMENTS

11.1 Termination Prior to Closing.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:

(i) by mutual consent in writing of Seller, Finco and Buyer;

(ii) by Buyer, on the one hand, or Seller and Finco, on the other hand, at any time after July 2, 2012, if the Closing has not occurred by such date; provided, that the right to terminate this Agreement under this Section 11.1(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;

(iii) by Seller or Finco if Buyer breaches in any material respect any of the representations, warranties, covenants or other agreements of Buyer contained in this Agreement, which would give rise to the failure of a condition set forth in Section 9.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Seller or Finco to Buyer specifying such breach;

(iv) by Buyer if Seller or Finco breaches in any material respect any of the representations, warranties, covenants or other agreements of Seller or Finco contained in this Agreement, which would give rise to the failure of a condition set forth in Section 10.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Buyer to Seller and Finco specifying such breach; or

(v) by Buyer, Seller or Finco, if any court or any other Governmental Entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the Equity Interest or the Finco Obligations as provided herein and such order becomes final and non-appealable.

(b) In the event that this Agreement is terminated prior to Closing pursuant to Section 11.1(a), all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that nothing in this Section 11.1 shall relieve Seller, Finco or Buyer of any liability for an intentional breach of any covenant in this Agreement prior to the date of termination, which liability shall be subject to the limitations set forth in Article 12 of this Agreement, and the parties shall be entitled to seek the remedy of specific performance as set forth in Section 12.3. Notwithstanding anything in this Section 11.1, or any other Section of this Agreement to the contrary in no event shall Seller or Finco have any liability to Buyer, and Buyer shall have no claim against Seller or Finco, for damages of any type or nature arising from any violation or breach of any representations or warranties made by Seller or Finco to Buyer in this Agreement.

11.2 Assignment of Employment Agreements. Prior to the Closing, Seller shall cause the employment of the employees listed on Schedule 11.2 to be transferred and the employment agreements between MedCath and such employees listed on Schedule 11.2 to be assigned to and assumed by the Company.

11.3 Buyer Preservation and Seller Access to Records After the Closing.

(a) After the Closing, Buyer shall keep and preserve in their original form all medical and other records of the Hospital existing as of the Closing for such period as required by applicable Law. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form, including financial and tax records. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyer shall maintain the patient records held at the Hospital or delivered to Buyer at Closing at the Hospital after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after Closing. Upon reasonable notice, during normal business hours and upon the receipt by Buyer of appropriate consents and authorizations, Buyer shall afford to representatives of Seller, including its counsel and accountants, full, complete and timely access to, and the right to make copies of, the records of the Hospital (including access to patient records in respect of patients treated by Affiliates of Seller at the Hospital) including providing a reasonable location within the Hospital to conduct its review of such records; provided, however, that no consents or authorizations shall be necessary with respect to the Hospital’s financial records and tax records necessary for Seller to prepare financial statements, cost reports and tax returns. In addition, Seller shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any patient records so removed from the Hospital shall be promptly returned to Buyer following its use by Seller.

(b) Buyer shall reasonably cooperate with Seller and its insurance carriers in connection with the defense of claims made by third parties against Seller in respect of alleged events occurring while Seller operated the Hospital; provided, Seller shall reimburse Buyer its reasonable and documented out-of-pocket third-party expenses incurred in providing such cooperation. Such cooperation shall include making all of Buyer’s employees reasonably available for interviews, depositions, hearings and trial; and making all of Buyer’s employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees or expenses to Buyer or its employees or the payment of any of Buyer’s internal expenses; provided, however, that Seller shall pay all reasonable and documented out-of-pocket third-party expenses incurred by such employees (including for travel). In addition, Seller shall be entitled to remove from the Hospital any records, but only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Buyer following their use by Seller.

(c) At the Closing Seller and Finco shall deliver to Buyer the minute books, membership records, and other organizational, business and financial records of the Company in the possession of either of them.

11.4 Reproduction of Documents. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Seller, Finco or Buyer, may, subject to the provisions of Section 13.8, be reproduced by Seller, Finco and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller, Finco and Buyer may destroy any original documents so reproduced. Seller, Finco and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller, Finco or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.5 Tax Matters.

(a) Following the Closing, the parties shall cooperate fully with each other and shall provide to the other, as reasonably requested by and at the expense of the requesting party, all information, records or documents relating to Tax liabilities of the requesting party for all periods ending on or prior to the Closing and shall preserve all such information, records and documents (to the extent a part of the assets exchanged and delivered at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof; provided, that neither party shall be required to provide any of its income Tax returns (or supporting materials including working papers and Tax provisions) or those of any Affiliate.

(b) Seller shall prepare, and Buyer shall cause the Company to file, a short period income tax return for the tax year of the Company ending on the Closing Date. Buyer shall prepare and cause the Company to file a short period income tax return for the tax year of the Company beginning after the Closing Date.

(c) If the Closing occurs on the last day of a calendar month, Seller and Buyer shall to the extent appropriate file such return based on the information obtained from the normal month end closing of the books by the Company. If the Closing occurs on a day other than the last day of a calendar month, Seller and Buyer shall use the information (to the extent appropriate) from normal month end closing of the books by the Company for the previous calendar month and adopt a reasonable method of allocating the income of the calendar month of the Closing between the two short period returns.

11.6 Consented Assignment and Permits. Buyer shall be responsible for obtaining any and all necessary consents or approvals from counterparties to Hospital Contracts and any and all Permits and Approvals necessary or desirable in connection with the transactions contemplated hereby. Further, at the request of Buyer, Seller will cooperate in any reasonable arrangement with Buyer designed to provide for Buyer the benefits and obligations under any such Hospital Contract, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

11.7 Transition Services Agreement. As of Closing, MedCath and Buyer will execute and deliver the Transition Services Agreement (“Transition Services Agreement”), pursuant to which MedCath, or a qualified third-party designated by MedCath as provided therein, will provide certain specified transition services to and for the benefit of Hospital in substantially the form attached hereto as Exhibit B. Seller shall cause the Company to give Buyer and its designees reasonable access to the Hospital prior to Closing to begin to install systems required to enable it to operate and manage the Hospital after Closing provided that Buyer shall remove, at its expense, any such installation and repair any damage it may have caused in the event the Closing does not occur for any reason.

11.8 Insurance. As of the Effective Time, Seller shall cause the Company to be removed as either a named insured or beneficiary under each of the Insurance Policies, and Buyer shall assist the Company in obtaining any and all insurance policies necessary to cover the ownership and operation of the Hospital, including “prior acts” insurance covering insurable events occurring prior to the Effective Time (the “Replacement Policies”). Company and Buyer shall cause MC, MedCath, and Seller to be named as additional insureds on the medical malpractice “prior acts” policy being purchased by the Company as part of the Replacement Policies. Any failure of the Company to obtain any or all of the Replacement Policies shall not excuse the Buyer from performance hereunder, and Buyer shall remain obligated to complete the Closing pursuant to the terms (and subject to the conditions) set forth herein.

11.9 Cessation of Contractual Benefits and Withdrawal from MedCath Employee Benefit Plans. As of the Effective Time, the Hospital shall no longer receive benefits (or have any obligations) arising out of the Contracts listed specifically as Excluded Contracts on Schedule 5.13 (the “Excluded Contracts”), which are group Contracts entered into by MedCath or MC for the benefit of the Hospital and one or more Affiliates of Seller. As of the Effective Time, the Company shall withdraw from and cease to be a participating employer under the employee benefit plans listed on Schedule 11.9 (the “MedCath Plans”), and the employees of the Company shall cease to accrue further benefits and shall cease to be active participants under the MedCath Plans.

11.10 Rights to Use Policies and Procedures. As of the Effective Time, Seller and MedCath hereby grant to Buyer the non-exclusive right to use, only with respect to Hospital, on an as-is, where-is basis, all MedCath and Company policies and procedures adopted or utilized in the business of the Hospital as of the Effective Date (the “Policies and Procedures”), and as soon as practicable following the Closing, Seller shall deliver (or as applicable, make available electronically) to Company all Policies and Procedures, to the extent not already located or available at the Hospital, including, if readily available to Seller, editable versions. Notwithstanding the foregoing, (i) none of Company or its Affiliates shall receive title to the MedCath Intranet or the Policies and Procedures, which title shall remain with MedCath, (ii) except as required by applicable Law, none of Company or any of its Affiliates shall disclose any of the Policies and Procedures (or any copies, summaries or derivative works therefrom) to any third party or use the Policies and Procedures for any purpose other than as set forth in this Section, (iii) none of MedCath or their respective Affiliates shall have any liability arising from or relating to Company’s use of the MedCath Intranet or the Policies and Procedures following the Effective Date and (iv) Buyer and Company accept the MedCath Intranet and the Policies and Procedures as of the Effective Date “AS IS, WHERE IS AND WITH ALL FAULTS, DEFECTS, IMPERFECTIONS, LIABILITIES AND NONCOMPLIANCE WITH LAWS,” WITH NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, any and all of which warranties (both express and implied) Seller, MedCath and its Affiliates hereby disclaim. The provisions of this Section 11.10 shall survive the Closing.

11.11 Payment of Additional Outstanding Expenses. To the extent any Outstanding Expenses are not known or paid as of the Closing Date under Section 9.5, Buyer shall exercise all of its voting, management and other rights to seek to cause all such amounts to be promptly paid to Seller after Closing upon Seller’s request therefor accompanied by reasonable supporting documentation consistent with the types of documentation historically created by Seller in the ordinary course of business; provided, however that such Outstanding Expenses shall only be required to be paid under this Section 11.11 to the extent they arise in accordance with the historical practices of the Company and the Seller or if the Company is otherwise obligated to pay such amounts under the Operating Agreement. Notwithstanding the foregoing, if as of September 30, 2012, the aggregate amount of such Outstanding Expenses which were not included in the determination of Final Net Working Capital and which have been paid to Seller after the Effective Time, after deducting refunds or rebates paid from MedCath or Seller to the Company after the Effective Time that were not accrued on the Closing Balance Sheet, exceeds in the aggregate One Hundred Thousand Dollars ($100,000), then the aggregate amount of such Outstanding Expenses shall be treated as a Current Liability and the unaccrued refunds and rebates from MedCath shall be treated as a Current Asset for purposes of determining Net Working Capital and the Final Equity Purchase Price. On or before October 31, 2012 Buyer shall submit to Seller revised statements of (i) the Final NWC Calculation, and (ii) the Final Available Cash Calculation; provided that the only items addressed by the revised statements shall be the Outstanding Expenses and unaccrued refunds and rebates described in this Section 11.11, and no other items shall be subject to update or revision. Within fifteen (15) days thereafter, Seller shall either agree to Buyer’s revised statements or submit a written objection. Any such written objection shall be resolved in a manner consistent with the dispute resolution procedures described in Section 2.7. Based upon such revised statements (as agreed upon by the parties or finally resolved pursuant to such dispute resolution procedures), Buyer shall pay to Seller any increase, and Seller shall pay to Buyer any decrease, in the Final Equity Purchase Price. For clarification purposes, the obligation of the Buyer in the first sentence of this Section 11.11 to exercise all of its voting, management and other rights to seek to cause the Company to pay Outstanding Expenses to Seller shall not terminate on September 30, 2012 or upon the subsequent payment, if any, being made pursuant to the immediately preceding sentence.

11.12 Casualty. If, between the date hereof and the Closing Date, any Hospital Assets material to the operation of the Hospital are destroyed or damaged by fire, natural disaster, acts of war or terrorism or by any other cause, then Seller shall within ten (10) days after such casualty provide written notice thereof to Buyer. Such notice shall include copies of all insurance policies then in force relating to the Hospital Assets covering such casualty and Seller’s initial good faith estimate of the cost to repair such damage or destruction. Buyer may, by written notice to Seller within twenty (20) days after the receipt by Buyer of notice of the casualty, elect in writing to terminate this Agreement if either (a) the cost to repair such damage or, if replacement is required, to replace such Hospital Assets is reasonably likely to exceed Ten Million Dollars ($10,000,000) or (b) the casualty has resulted or is reasonably likely to result in a material disruption to the operations at the Hospital or if a material number of beds are removed from service at the Hospital, in either case for a period of greater than thirty (30) consecutive days. If any Hospital Assets material to the operation of the Hospital are damaged or destroyed prior to the Closing Date but this Agreement cannot be terminated or is not terminated by Buyer pursuant to this Section 11.12, the parties shall not be excused from performance hereunder and Buyer shall be obligated to complete the Closing pursuant to the terms (and subject to the conditions) set forth herein. In such an event, to the extent that the proceeds of such applicable insurance are not paid to Company, then upon the Closing, MedCath and Seller shall provide reasonable cooperation and assistance to Buyer and Company in seeking the proceeds (or the right to the proceeds) of any applicable insurance, including without limitation business interruption insurance, with respect to such damaged or destroyed Hospital Assets. In addition,

Company shall be responsible for the applicable deductible on such insurance; provided, however, that the Final Equity Purchase Price payable to Seller shall be reduced by an amount equal to 53.31% of the applicable deductible on such insurance.

ARTICLE 12

REMEDIES; LIMITATION ON DAMAGES

12.1 No Survival Period. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Buyer, Seller or Finco based upon, directly or indirectly, any of the representations or warranties contained in this Agreement at any time or any agreements contained in Article 7 or Article 8 after the Closing or any termination of this Agreement, except to the extent expressly provided in Section 12.3 or Article 13 of this Agreement.

12.2 Limitation on Damages.

NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE TO THE OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOSS OF FUTURE REVENUE OR PROFITS, COSTS, EXPENSES, CHARGES OR CLAIMS.

12.3 Specific Performance. Notwithstanding the right of each party to terminate this Agreement pursuant to Section 11.1(a), in the event of a breach by either party of its obligation to consummate the transactions contemplated by this Agreement or a breach by either party of a covenant prior to or following the Closing, the non-breaching party shall be entitled to specific performance to force the breaching party to consummate the transactions contemplated by this Agreement or to enforce the covenant, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).

ARTICLE 13

SPECIFIC INDEMNITY RELATING TO DOJ INVESTIGATION

13.1 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its subsidiaries and Affiliates, and its and their respective officers, directors, principals, attorneys, agents employees or other representatives (collectively, “Indemnified Buyer Parties”) from and against, but only for, Seller’s Share of Indemnifiable Losses that such Indemnified Buyer Party incurs but not for any other cause or reason.

13.2 Notice and Control of Litigation.

(a) If any claim or liability is asserted in writing against a Buyer Indemnified Party which would give rise to a claim under this Article 13, the Buyer Indemnified Party shall notify Seller in writing of the same within ten (10) business days of receipt of such written assertion of a claim or liability; provided, however, that the failure to provide such notice as so indicated shall not affect Seller’s obligation to indemnify and Seller shall have no remedy by reason of such failure except to the extent of any actual prejudice resulting from such delay. Seller shall have the right to defend any such claim, select the counsel and control the defense, settlement and prosecution of any litigation. If Seller, within ten (10) business days after notice of such claim, fails to defend such claim, Buyer Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of Seller; provided, however, that such claim shall not be compromised or settled without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) The Buyer Indemnified Party shall cooperate in all reasonable respects with Seller in the investigation, trial and defense of any lawsuit or action that may be subject to this Article 13 and any appeal arising therefrom; provided, however, that the Buyer Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

13.3 Exclusive Remedy. The Buyer Indemnified Parties’ sole and exclusive remedy for any claim by any of them for Indemnifiable Losses with respect to the DOJ Investigation (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), shall be the remedies provided by this Article 13.

13.4 Mitigation. The Buyer Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by Seller of any defenses, limitations, rights or contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by Seller. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

13.5 Payment. Once an amount of Indemnifiable Losses is agreed to by the parties or finally adjudicated to be payable pursuant to this Article XIII, Seller shall satisfy its obligations with respect to Seller’s Share of such Indemnifiable Losses within 15 business days of such final, non-appealable adjudication by wire transfer of immediately available funds. If Seller does not make full payment of any such obligations within such 15 business day period, any amount payable shall accrue interest from and including the date of agreement of the parties or final, non-appealable adjudication to but including the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. Notwithstanding anything herein to the contrary, if any payment is made by Seller pursuant to this Article XIII in respect of Seller’s Share of Indemnifiable Losses, and Buyer or the Company thereafter collects or otherwise receives payment from other Persons in respect of such Indemnifiable Losses (as in connection with permitted rebilling), then upon receipt Buyer shall or shall cause the Company to hold Seller’s Share of all such amounts in trust for the benefit of Seller and promptly remit all such amounts to Seller. Buyer shall, and shall cause the Company to, use all commercially reasonable efforts to collect any and all such payments that may be available to Buyer or the Company from other Persons.

13.6 Tax Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article 13 shall be treated by the parties as adjustments to the Final Equity Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE 14

GENERAL

14.1 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.

14.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

14.3 Choice of Law; Arbitration; Damages.

(a) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule thereof.

(b) Except as specifically provided for elsewhere in this Agreement, all disagreements, disputes, claims or controversies whatsoever arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be subject to binding arbitration by a panel of three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then pertaining. The forum for any arbitration shall be Charlotte, North Carolina. Recognition and enforcement of any award rendered in such arbitration may be sought in any court of competent jurisdiction. The prevailing party in any arbitration proceeding hereunder as determined by the arbitrators or in any legal proceedings or actions arising from or in connection with this Agreement shall be entitled to recover reasonable attorneys’ fees and costs. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. Arbitration conducted pursuant to this Agreement will be confidential. The parties agree that the arbitrators shall have no authority to award any consequential, punitive, incidental, or special damages, including lost profits, loss of future revenue or income, or loss of business reputation or opportunity and other damages that are not measured by the prevailing party’s actual damages except to the extent that any such consequential damages or lost profits are the proximate result of the issue being arbitrated and the harm is reasonably foreseeable as of the date hereof. Nothing in this Section 14.3 shall prevent the parties from agreeing to substitute mediation for arbitration.

14.4 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that a party hereto may assign its interest (or a portion thereof) in this Agreement to an Affiliate, but, in such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.

14.5 Effective Time; Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 11:59 p.m. on June 30, 2012 (the “Effective Time”), unless otherwise agreed in writing by Buyer and Seller.

14.6 No Brokerage. Buyer, Seller and Finco represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby other than Seller’s or an Affiliate of Seller’s engagement of Navigant Capital Advisors, LLC, the fees and expenses of which shall be borne solely by Seller or its Affiliate. Each of Buyer, Seller and Finco agrees to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

14.7 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:

(a) Except as provided otherwise elsewhere herein, Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto;

(b) Except as provided otherwise elsewhere herein, Seller and Finco shall pay the fees, expenses and disbursements themselves and their respective agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and

(c) Buyer shall pay all transfer costs and expenses required in connection the closing of the transaction contemplated by this Agreement.

14.8 Confidentiality. The Confidentiality Agreement, dated as of January 10, 2011 (the “Confidentiality Agreement”), between Buyer and MC shall remain in full force and effect. It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or the agents of Buyer and the information, documents and instruments delivered to Buyer by Seller or Seller’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 14.8 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 14.8, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the purchase and sale of equity interests hereunder or such governmental filings as in the mutual opinion of Seller’s counsel and counsel for Buyer are (i) required by Law or (ii) otherwise appropriate. Also, this Section 14.8 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws.

14.9 Press Release. Except as required by Law, at all times at or before Closing, neither Buyer, Seller nor Finco will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. Buyer acknowledges that MC will file one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement and issue a press release announcing the execution of this Agreement.

14.10 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.

14.11 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Buyer:	CCG of California, LLC c/o Cardiovascular Care Group 3401 West End Avenue Suite 310 Nashville, TN 37203 Attn: Douglas L. Koppang, Jr. Fax: (615) 483-5451

with copies to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. 201 Commerce Street, Suite 800 Nashville, Tennessee 37201 Attention: Ashby Q. Burks, Esq. Facsimile: (615) 744-5626

If to Seller or Finco:	c/o MedCath Corporation 10720 Sikes Place, Suite 300 Charlotte, NC 28277 Attention: Chief Financial Officer Facsimile: (704) 708-5035

with a copy to:	Moore and Van Allen PLLC 100 North Tryon Street Suite 4700 Charlotte, NC 28202 Attention: Hal A. Levinson, Esq. Facsimile: (704) 331-1159

or to such other address, and to the attention of such other Person or officer as any party may designate.

14.12 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of Buyer, Seller and Finco under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.

14.13 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

14.14 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

14.15 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Seller, Finco and Buyer and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.

14.16 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable Tax related Laws or under the Laws governing the Medicare program. Each party has relied solely upon the Tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.

14.17 Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.

14.18 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made “to its knowledge” or words of similar intent or effect of any party or its representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Buyer, Seller or Finco means the actual knowledge of its officers (or its Affiliate’s officers) listed on Schedule 14.18.

14.19 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.

14.20 Right to Take Action. Notwithstanding anything in this Agreement to the contrary, nothing shall prevent or limit, and Buyer shall not take any action to prevent or limit, (a) Seller or Finco at any time after the Effective Time from being dissolved or liquidated, making payments to its creditors or distributions to its stockholders or members, otherwise terminating its existence and/or taking any other action, in each case, as permitted by applicable Law, or (b) MC and its Affiliates from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders at any time or, after the Effective Time, from being dissolved or liquidated, and/ or otherwise terminating its existence, in each case, as permitted by the General Corporation Law of Delaware.

14.21 Further Assurances; Cooperation. After the Closing Seller and Finco shall execute and deliver to Buyer any and all other assignments, consents, approvals, conveyances,

documents and instruments reasonably requested by Buyer for the purpose of more effectively assigning, transferring and conveying the Equity Interest to Buyer in accordance with the terms of this Agreement. The parties will use their respective commercially reasonable efforts to pursue and perform all acts, applications, authorizations and consents necessary or appropriate to the fulfillment of the provisions of this Agreement and will cooperate with each other and execute any and all documents reasonably incident thereto. In addition, following the Closing Date, each party will, upon reasonable notice, during normal business hours, at the expense of the requesting party, only to the extent reasonably necessary to facilitate the transactions contemplated hereby, audits, compliance with governmental requirements and regulations and the prosecution or defense of third-party claims, and only to the extent that it does not unreasonably interfere with its business operations: (a) afford to the representatives of the other, including its counsel and accountants, reasonable access to such records and information as may be available relating to the Equity Interest and the Hospital for periods prior to and subsequent to the Effective Time, and full and complete access to its officers and employees; and (b) reasonably cooperate with, and use all reasonable efforts to cause its officers and employees to reasonably cooperate with the other and with appropriate Governmental Entities and third parties, in furnishing information, evidence, testimony and other reasonable assistance; provided that nothing herein shall require Seller or Finco to retain any or all of its officers or employees for any period of time following the Closing (or to cause any individual who is no longer employed by Seller or Finco to take any action or provide such assistance).

14.22 Guaranty of Buyer’s Obligations. Buyer’s Guarantor, as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Buyer of all of Buyer’s obligations under this Agreement and each of the Closing documents subject to the terms hereof and thereof and so undertakes to Seller and Finco that, if and whenever Buyer is in default, Buyer’s Guarantor will on demand duly and promptly perform or procure the performance of Buyer’s obligations. The foregoing guarantee is a continuing guarantee and will remain in full force and effect until the obligations of Buyer under this Agreement have been duly performed or discharged and will continue to be effective or will be reinstated if any sum paid to Seller or Finco must be restored by Seller or Finco upon the bankruptcy, liquidation or reorganization of Buyer. The obligations of Buyer’s Guarantor under this Section 14.22 shall not be affected or discharged in any way by any action or proceeding with respect to Buyer under any federal or state bankruptcy, insolvency or debtor relief Laws.

14.23 Guaranty of Seller’s and Finco’s Obligations. MC hereby unconditionally and absolutely guarantees to Buyer the full and prompt performance and observation by Seller and Finco of each and every obligation, covenant and agreement of Seller and Finco under this Agreement and each of the Closing documents subject to the terms hereof and thereof. This guaranty is a continuing guaranty and shall remain in effect, and the obligations of MC as guarantor shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of MC as guarantor:

(a) the compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement, release, change, modification or amendment) of any or all of the obligations, duties, covenants or agreement of any party under this Agreement; or

(b) the extension of the time for performance of payment of money pursuant to the Agreement, or of the time for performance of any other obligations, covenants or agreement under or arising out of this Agreement or the extension or the renewal thereof (except to the extent of such extension of time).

MC as guarantor agrees that if Seller or Finco shall fail to perform or observe any term, condition, indemnity, covenant or agreement which is guaranteed hereunder, MC shall duly and promptly pay, perform and observe the same. If MC fails to promptly perform its obligations under this guaranty, following written demand therefor, Buyer may from time to time, and without first requiring performance by Seller or Finco, bring any action at law or in equity, or both, to compel MC as guarantor to perform its obligations hereunder. MC will pay all costs, expenses and fees, including all reasonable attorneys’ fees, which may be incurred by Buyer in any successful proceeding instituted to enforce the duties and obligations of MC as guarantor under this Section, following any default on the part of MC hereunder. MC will execute and deliver such other agreements, documents and instruments as may be reasonably required to further evidence MC’s obligations set forth in this Section. The obligations of MC under this Section 14.23 shall not be affected or discharged in any way by any action or proceeding with respect to Seller or Finco under any federal or state bankruptcy, insolvency or debtor relief Laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Interest Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

BUYER:	CCG OF CALIFORNIA, LLC

	By:	/s/ Rob Stillwell
		Name:	Rob Stillwell,
		Title:	Vice-President, CFO & Secretary

SELLER:	HHBF, INC.

	By	/s/ James A. Parker
		Name:	James A. Parker
		Title:	Treasurer

FINCO:	MEDCATH FINANCE COMPANY, LLC

	By:	/s/ James A. Parker
		Name:	James A. Parker
		Title:	Manager

BUYER’S GUARANTOR:

CARDIOVASCULAR CARE GROUP, INC.,
a Delaware corporation

By:	/s/ Rob Stillwell
Rob Stillwell, Chief Financial Officer

SELLER GUARANTOR:

The undersigned hereby joins in this Agreement for the sole purpose of being bound by the provisions set forth in Section 14.23:

MEDCATH CORPORATION
a Delaware corporation

By:	/s/ James A. Parker
James A. Parker, President and CEO